UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2017

IHS MARKIT LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-36495	98-1166311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4th Floor, Ropemaker Place, 25 Ropemaker Street London, England EC2Y 9LY
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +44 20 7260 2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2017 (the “Closing Date”), IHS Markit Ltd. (“IHS Markit”) and Markit Group Holdings Limit (“MGHL”), a wholly-owned subsidiary of IHS Markit incorporated under the laws of England and Wales, entered into a new Credit Agreement (the “2017 Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of lenders party thereto, for a term loan in an aggregate principal amount of $500.0 million (the “2017 Term Loan”). The 2017 Credit Agreement is attached as Exhibit 10.1. The 2017 Term Loan was borrowed in full in U.S. Dollars on the Closing Date by MGHL.

The obligations under the 2017 Credit Agreement have been guaranteed by IHS Markit and certain of its direct and indirect U.S. and non-U.S. subsidiaries (the “Guarantors”). Such guarantees are governed by the guaranty agreement attached hereto as Exhibit 10.2.

The 2017 Term Loan will mature on January 25, 2018 and is an unsecured obligation of MGHL and the Guarantors. The 2017 Term Loan may, at the option of MGHL, bear interest based on an “alternate base rate” (equal to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s “prime rate” and (c) the Eurodollar rate plus 1.00%) or a “Eurodollar rate” (equal to the London Interbank Offered Rate for the selected interest period, with such modifications as are set forth in the 2017 Credit Agreement), plus, in either case, an applicable margin ranging from 0.00% to 0.75%, for alternate base rate loans and ranging from 1.00% to 1.75%, for Eurodollar rate loans, with such applicable margin dependent upon, among other matters, the Leverage Ratio (defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated EBITDA, each as defined and further described in the 2017 Credit Agreement) of IHS Markit and its subsidiaries. Prior to delivery of the first compliance certificate under the 2017 Credit Agreement, after which the interest rate margins may be modified on account of the Leverage Ratio as set forth above, the applicable margin for loans under the 2017 Credit Agreement is 0.375% per annum for loans based on the alternative base rate and 1.375% per annum for loans based on the Eurodollar rate.

The 2017 Credit Agreement contains certain financial and other covenants, including covenants in respect of a maximum Leverage Ratio and a minimum Interest Coverage Ratio, each as defined in the 2017 Credit Agreement. The 2017 Credit Agreement requires IHS Markit and its consolidated subsidiaries to maintain a maximum Leverage Ratio of 3.75:1.00 for the three consecutive trailing twelve month test periods following July 12, 2016 and 3.50:1.00 thereafter and a minimum Interest Coverage Ratio of 3.00:1.00, each as more fully described in the 2017 Credit Agreement. Such Leverage Ratio covenant is subject to modification for certain material acquisitions as set forth in the 2017 Credit Agreement.

Additionally, the 2017 Credit Agreement limits IHS Markit’s and its subsidiaries’ ability to, among other things: (i) incur or guarantee additional debt; (ii) make certain investments or acquisitions; (iii) incur certain liens; (iv) engage in certain types of fundamental change transactions; (v) make certain dispositions and asset sales; (vi) transact with our affiliates in certain manners, (vii) make certain “restricted payments” (including dividends and distributions in respect of our equity) and (viii) enter into certain burdensome or restrictive agreements. In addition, the 2017 Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 26, 2017
10.2	Guaranty Agreement, dated as of January 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS MARKIT LTD.

Date: January 26, 2017	By:	/s/ Todd Hyatt
	Name:	Todd Hyatt
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 26, 2017
10.2	Guaranty Agreement, dated as of January 26, 2017